EXHIBIT 10.33

AMENDED AND RESTATED

TIDEWATER INC.

MANAGEMENT ANNUAL INCENTIVE PLAN

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Management Annual Incentive Plan (the “MAIP” or the “Plan”) is to reward certain of Tidewater’s officers and key employees for their assistance in helping Tidewater Inc. (the “Company”) achieve its financial and operating goals for the fiscal year. The Plan links a significant element of variable annual compensation to the accomplishment of these goals.

II.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The authority of the Committee shall include, in particular, authority to:

A.	designate participants and target award percentages for a particular year;

B.	establish performance goals and objectives for a particular year;

C.	consider the achievement of the performance goals and objectives, and

D.	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan.

The Chief Executive Officer shall have the authority to name additional participants after the beginning of a particular plan year and establish target award percentages for such, participants, in connection with promotions, new hires and the establishment of new positions within the Company

III.	BASIC PLAN CONCEPT

The Plan concept for fiscal 2007 and for future years focuses upon Tidewater’s performance in the areas of economic value added (“EVA”), safety and the individual.

IV.	ELIGIBILITY CRITERIA

Eligibility for participation in the MAIP will be limited to officers and certain key employees who directly impact the Company’s financial performance and who do not participate in another Company bonus plan. The specific positions eligible to participate in the plan will be reviewed and determined annually by Tidewater’s Chief Executive Officer and the Committee. The Chief Executive Officer also has the authority to name participants as described in Section II above. The Committee has determined that the participants in this Plan and in the Company’s Executive Officer Annual Incentive Plan shall constitute the “specified employees” of the Company under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”).

As Amended through January 30, 2008

V.	PERFORMANCE MEASURES AND STANDARDS

The Committee has designed an annual bonus program for fiscal 2007 and future years that will be based upon economic value added, safety performance and individual performance.

VI.	AWARD OPPORTUNITIES

Prior to or early in each fiscal year, the Committee will specify target incentive awards for each participant. These amounts are determined based upon each eligible participant’s base salary multiplied by the target percentage associated with the participant’s position within the Company and the measurable amount of the participant’s direct influence on the Company’s financial performance. This percentage increases or decreases based upon performance above or below the target. The base target percentage will be adjusted as a result of changes in position or initial hiring during a fiscal year.

VII.	GENERATION OF FUNDING POOL

The bonus pool is equal to the aggregate of the percentage of salary bonus amounts set by the Committee for all participants and applied to Company performance. The target bonus pool for participants based on a percentage of salary is funded as follows:

75% of pool is generated and declared based on EVA performance. Seventy-five percent of this portion eligible for payout is based upon EVA performance and 25% eligible for payout is based upon individual performance; and

25% of pool is generated based upon satisfaction of Total Reported Incident Rate safety objectives, defined below.

At EVA and safety performance levels above and below the target levels, the 75%/25% relationship will change. The 25% safety component can be increased by up to 150% of target for exceptional safety performance.

VIII.	PERFORMANCE CRITERIA

The performance criteria described below will be used to determine annual bonus amounts. The economic value added and safety performance goals for a particular year will be established by the Compensation Committee prior to or early in each fiscal year.

A.	EVA Criteria. Economic Value Added (“EVA”) equals net operating profit after taxes (“NOPAT”), less a charge for capital employed. NOPAT equals revenues less operating expenses (including depreciation) and taxes on operating profit. The capital charge equals capital employed multiplied by the weighted average cost of debt and equity.

Certain adjustments to NOPAT will be made in determining EVA. Accordingly, the following items reported in the Company’s consolidated statement of earnings will be added to or subtracted from NOPAT as reported in order to determine EVA for purposes of the Plan:

1.	Cumulative effect of accounting changes.

2.	Extraordinary items, as that term is defined in Accounting Principles Board Opinion #30.

3.	Discontinued operations; and

4.	Unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion #30.

The EVA target for the first three years of Plan bonuses is set at $5 million additional EVA per year, but may be changed by the Compensation Committee for a future fiscal year in its discretion.

In order to limit volatility in annual bonus payouts and to tie payouts to sustainable value creation, a bonus bank mechanism applies to the portion of the bonus based upon EVA and paid through the Plan.

The materials presented to the Committee by Stern Stewart & Co. at the Committee meeting held March 29, 2006 (the “Stern Stewart Materials”) provide examples of the calculation of the declared EVA portion of the bonus under various scenarios. Any declared EVA bonus is credited to a participant’s personal bonus bank account each year, with a payout of up to the lesser of the declared EVA portion or 150% of the target bonus, and one-third of any net positive bank balance paid out. The resulting EVA portion available for payout can be reduced by the Committee by up to 25% depending upon an evaluation of individual performance. The remaining two-thirds of the bonus bank is held at risk.

In a year in which EVA bonus declared is a negative number, this negative amount determined according to the Stern Stewart Materials is deducted from the bonus bank.

Residual amounts, including negative balances, are banked forward to be credited or debited against future declared bonus amounts. If a negative balance is more than half of a future positive declaration, one-third of the negative balance will be deducted against the positive declaration in that year, with the remaining negative balance carried forward to subsequent years. If a negative balance is less than half of a future positive declaration, the entire negative balance will be deducted in that period. Negative balances shall not be held as claims against employees who leave the payroll for any reason.

B.	Safety Criteria. The safety performance measurement is determined by achievement of the established safety performance goals for the fiscal year for the participant’s area of responsibility. Under this performance measure, payout is directly correlated with the Total Recordable Incident Rate (TRIR) for the current fiscal year. “Total Recordable Incident Rate” is defined as follows:

(Loss Time Accidents + Recordable Incidents) X 200,000 (man hours)	=	Total Recordable Incident Rate per 200,000 man hours of
Total Man Hour Exposure		exposure

Non-job related deaths will not count toward the TRIR. A TRIR below a certain level will entitle a participant to a safety payment in an amount that is greater than 25% of the pool funding amount and which may be up to 150% of 25% of the target pool funding amount. Pro rating will be permitted. The safety performance portion of the Plan operates independently from the EVA portion and the EVA bonus bank does not impact the payout based upon safety performance.

IX.	TERMINATION OF EMPLOYMENT

A.	If a participant’s employment is terminated because the participant dies or if the participant becomes disabled, as “disability” is defined in Section 409A, the participant or, in the case of death, the participant’s estate or heirs, shall be paid:

1.	any positive balance in the participant’s bonus bank 30 days following termination of employment, and

2.	a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed. The bonus shall be paid to the participant or, in the case of death, to the participant’s estate or heirs under Article X at the same time as the bonus for such fiscal year is paid to participants who continue to be employed.

B.	If a participant’s employment is terminated because the participant Retires or is terminated by the Company without Cause, and such termination constitutes a “separation from service” under Section 409A, the participant shall be paid:

1.	any positive balance in the participant’s bonus bank on the first business day that is more than six months following the date of termination of employment, and

2.	a pro rata bonus for the fiscal year in which termination occurs, based upon the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus. The bonus shall be paid to the participant as provided in Article X on the date on which the annual bonus is paid to participants whose employment did not terminate, except that any portion of the bonus that constitutes a pro rata portion of an amount that would have been credited to the bonus bank absent termination of employment shall be paid on the later of such date or the first business day that is more than six months following the date of termination of employment.

C.	If a participant’s employment is terminated voluntarily by the participant or if the participant is involuntarily terminated by the Company for Cause,

1.	any positive balance in the participant’s bonus bank shall be forfeited, unless otherwise determined by the Committee in its discretion, in which case such positive balance shall be paid as provided in Article IX.B.1. above; and

2.	no pro rata bonus shall be paid for the fiscal year in which termination occurs, unless otherwise determined by the Committee in its discretion, in which case the pro rata bonus will not exceed the amount that would be due based upon the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed. Any bonus so awarded shall be paid to the participant as provided in Article IX.B.2.

A participant is deemed to have “Retired” for purposes of the Plan, if the participant’s employment terminates, other than as a result of a termination by the Company for Cause, at age 55 or later with at least ten years of service with the Company or at age 65 or later with at least five years of service with the Company.

“Cause” for purposes of this Plan shall be determined in the sole discretion of the Board of Directors of the Company and shall mean:

3.	the willful and continued failure of the participant to perform substantially the participant’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the participant has not substantially performed the participant’s duties, or

4.	the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the participant, shall be considered “willful” unless it is done, or omitted to be done, by the participant in bad faith or without reasonable belief that the participant’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or its affiliates or based upon the advice of counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, by the participant in good faith and in the best interests of the Company or its affiliates.

X.	AWARD PAYMENTS

Awards will be paid in cash no later than the June 15 following the end of the fiscal year for which the award is earned, unless deferred by a participant under a separate benefit plan of the Company. The payment of any positive bonus bank balance upon termination of employment shall be made as provided in Article IX.

XI.	MISCELLANEOUS

A.	Nothing in this Plan shall confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time. Participation provides no guarantee that any bonus will be paid. The success of the Company as measured by the achievement of EVA and safety goals, as well as individual performance, shall determine the extent to which participants shall be entitled to receive bonuses hereunder. Participation in the Plan is not a right, but a privilege, subject to annual review by the Company. The Company retains the right to withhold payment from any participant who violates Company policies. The Company also has the right to recover any amounts paid under the Plan if that amount was based on the achievement of financial results that were subsequently the subject of a restatement and the effect of the restatement was to decrease such financial results. Any participant accepts any payment hereunder subject to such recovery rights of the Company. The Company may, if it chooses, effect such recovery by withholding from other amounts due to the participant by the Company.

B.	The Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.

C.	If any term or provision of the Plan, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

D.	The Company’s obligation under the Plan is an unsecured and unfunded promise to pay benefits that may be earned in the future. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under the Plan.

E.	The payment made hereunder are intended to comply with the requirements of Section 409A or an exception from compliance and the terms of the Plan related thereto shall be construed accordingly. Payments hereunder that are subject to Section 409A shall not be accelerated unless permitted under Section 409A.

F.	The Company shall have the right to terminate the Plan at any time in its sole discretion. Upon termination, the participant shall have no right to receive any amounts previously credited to a bonus bank. Payout of any amount subject to Section 409A shall not occur earlier than provided herein, except to the extent permitted by Section 409A.

G.	The Company shall have the right to terminate the Plan at any time in its sole discretion. Upon termination, the participant shall have no right to receive any amounts previously credited to a bonus bank.

H.	The Company shall deduct from any payment made hereunder all applicable federal and state income and employment taxes.

I.	Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan.

EXECUTED effective as of the 30th day of January, 2008.

WITNESSES:	TIDEWATER INC.

	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Senior Vice President, Secretary
and General Counsel